EXHIBIT 10.3

INDEMNITY AGREEMENT

This INDEMNITY AGREEMENT (this “Agreement”), dated as of June 30, 2025, is entered into by and among ROCKET COMPANIES, INC., a Delaware corporation (“Rocket”) and RHI II, LLC, a Michigan limited liability company (“RHI 2”). Capitalized terms used herein have the meanings ascribed thereto in Section 1.1 and used but not defined herein shall have the meanings ascribed to such terms in the Transaction Agreement (as defined below).

RECITALS:

WHEREAS, Rocket, Rock Holdings Inc., a Michigan corporation (“RHI”), Eclipse Sub, Inc., a Michigan corporation and a direct wholly owned Subsidiary of Rocket (“Merger Sub 1”), Rocket GP, LLC, a Michigan limited liability company and a direct wholly owned Subsidiary of Rocket (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”), Daniel Gilbert (“DG”) and RHI 2, have entered into the Transaction Agreement, dated as of March 9, 2025 (the “Transaction Agreement”), pursuant to which, among other things and subject to the terms and conditions set forth therein, (a) RHI shall cause the Pre-Closing Reorganization to take effect, including to contribute all of its assets and liabilities to RHI 2 except for the Retained RHI Assets and Liabilities, (b) following the Pre-Closing Reorganization, Merger Sub 1 shall be merged with and into RHI (the “First Merger”), with RHI as the surviving entity in the First Merger and becoming a direct wholly owned Subsidiary of Rocket, and (c) following the First Merger, RHI shall be merged with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub 2 as the surviving entity in the Second Merger and remaining a direct wholly owned Subsidiary of Rocket, (the Pre-Closing Reorganization, the Mergers and the other transactions contemplated by the Transaction Agreement, collectively referred to herein as the “Transactions”); and

WHEREAS, in connection with the Transactions, RHI 2 has agreed to indemnify the Indemnified Parties (as defined herein) on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1            Definitions. For purposes of this Agreement, the following terms have the corresponding meanings:

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Entity or any arbitrator or arbitration panel.

“Affiliates” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Rocket Entities shall not be considered Affiliates of RHI 2 or any Subsidiary of RHI 2, and RHI 2 and the Subsidiaries of RHI 2 shall not be considered Affiliates of Rocket or any other Rocket Entities.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York City are permitted or required to be closed.

“Closing” has the meaning ascribed to such term in the Transaction Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986.

“Company Related Party Merger” means any merger, consolidation, share exchange, business combination, reorganization or other similar transaction involving only RHI 2 and one or more wholly owned Subsidiaries of RHI 2.

“Consideration Schedule” has the meaning ascribed to such term in the Transaction Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” means any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

“Holdings” means Rocket Limited Partnership, a Michigan limited partnership and successor to Rocket, LLC.

“Holdings LLCA” means the Third Amended and Restated Operating Agreement of Holdings, dated as of July 15, 2024.

“Holdings LPA” means the Amended and Restated Operating Agreement of Rocket Limited Partnership, dated as of June 30, 2025.

“Income Tax” has the meaning ascribed to such term in the Transaction Agreement.

“Income Tax Return” has the meaning ascribed to such term in the Transaction Agreement.

“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

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“Liability” means all indebtedness, obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, asserted or unasserted, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards, settlements, any form of injunctive relief or prohibitions.

“Losses” means any and all damages, losses, deficiencies, obligations, Taxes, liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses as a result of any and all Actions, demands, causes of action, assessments, judgments, settlements and compromises relating thereto and the reasonable and documented costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses) incurred in the investigation or defense thereof or in asserting, preserving or enforcing an Indemnified Party’s rights hereunder, whether in connection with a Third-Party Claim or otherwise.

“Merger Consideration” has the meaning ascribed to such term in the Transaction Agreement.

“Mergers” has the meaning ascribed to such term in the Transaction Agreement.

“Pass-Through Tax Return” means any Income Tax Return of RHI in respect of which items of income, deduction, credit, gain or loss are allocated or passed through to be reported on a Tax Return of the shareholders of RHI.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, or other entity or group (as defined in the Exchange Act).

“Pre-Closing Period” shall mean any Tax period (or portion thereof) ending on or prior to the Closing Date, including the portion of any Straddle Period at the end of the Closing Date.

“Retained RHI Assets and Liabilities” has the meaning ascribed to such term in the Transaction Agreement.

“RHI Group” has the meaning ascribed to such term in the Transaction Agreement.

“RHI Pre-Closing Reorganization” has the meaning ascribed to such term in the Transaction Agreement.

“Rocket Entity” or “Rocket Entities” means and includes each of Rocket and its Subsidiaries.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiaries” has the meaning ascribed to such term in the Transaction Agreement.

“Tax” or “Taxes” has the meaning ascribed to such term in the Transaction Agreement.

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“Tax Return” has the meaning ascribed to such term in the Transaction Agreement.

“Taxing Authority” has the meaning ascribed to such term in the Transaction Agreement.

“TRA” means the Tax Receivable Agreement, dated as of August 5, 2020, by and among Rocket, RHI and DG, as amended.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

ARTICLE II

INDEMNIFICATION

2.1            RHI 2 hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article II, from and after the Closing, to indemnify and hold harmless Rocket, its Subsidiaries and its and their respective current and former directors, members, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (the “Rocket Indemnified Parties”) from and against any Losses imposed upon or incurred by the Rocket Indemnified Parties to the extent arising out of, resulting from, or relating to any of the following:(a)any liabilities of RHI, Rocket Community Fund, Woodward Insurance LLC or Woodward Insurance Holdings LLC existing or arising prior to the Closing Date to the extent such liabilities do not relate to the business conducted by Rocket, Holdings or their respective Subsidiaries;

(b)               without limiting the foregoing clause (a), any assets or liabilities that were required to be contributed by RHI or any of its Subsidiaries to RHI 2 or any of its Subsidiaries pursuant to the RHI Pre-Closing Reorganization;

(c)               any Actions (including any exercise of appraisal or dissenters’ rights or fiduciary duty claims) by any equityholders of RHI, in each case, with respect to actions taken prior to the Closing by RHI or any of its Affiliates or any directors, officers, employees or representatives of any of the foregoing or in connection with the Transactions contemplated by the Transaction Agreement;

(d)               any errors, inaccuracies or omissions in any information set forth in the Consideration Schedule, and any claims asserted or held by any current, former or alleged equityholders of RHI alleging that such Person is owed or entitled to any consideration in connection with the First Merger other than as set forth in the Consideration Schedule;

(e)               any Taxes of any member of the RHI Group (including any and all liability for Taxes as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group) for any Pre-Closing Period, including (1) Taxes paid by Holdings that are attributable to the RHI Group or its owners (including withholding or composite Tax Returns) and (2) Taxes of any Straddle Period that are properly allocable to the Pre-Closing Period pursuant to Section 3.4;

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(f)                any Withholding Advances (as defined in the Holdings LLCA and the Holdings LPA) (including interest thereon) required or made on behalf of or with respect to RHI (including penalties imposed with respect thereto) with respect to any Pre-Closing Period and any liability of RHI pursuant to Section 6.01 of the Holdings LLCA and the Holdings LPA; and

(g)               the matters set forth on Schedule I attached hereto.

For the avoidance of doubt, other than pursuant to Sections 2.1(e) and 2.1(f), RHI 2 shall have no obligation to indemnify the Rocket Indemnified Parties for Losses to the extent arising out of, resulting from, or relating to (i) the Retained RHI Assets and Liabilities (as defined in the Transaction Agreement) or (ii) liabilities of RHI (and any successor entity to RHI) arising after the Closing.

2.2            Rocket hereby covenants and agrees, on the terms and subject to the limitations set forth in this Article II, from and after the Closing, to indemnify and hold harmless RHI 2, its Subsidiaries and its and their respective current and former directors, members, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (the “RHI 2 Indemnified Parties”) from and against any Losses imposed upon or incurred by the RHI 2 Indemnified Parties to the extent arising out of, resulting from, or relating to any of the following:

(a)               any liabilities of RHI arising after the Closing (other than Tax liabilities allocable to the Pre-Closing Period pursuant to Section 3.4 or Tax liabilities of the RHI Indemnified Parties pursuant to Section 3.7); and

(b)               any Actions (including any exercise of appraisal or dissenters’ rights or fiduciary duty claims) by any equityholders of Rocket arising after the Closing, in each case, with respect to actions taken after the Closing by Rocket or any of its Affiliates or any directors, officers, employees or representatives of any of the foregoing.

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(a)               In connection with any potential demand for indemnification pursuant to Section 2.1 or Section 2.2, the party that may be entitled to indemnification (the “Indemnified Party”) will give the party liable for such indemnification (the “Indemnifying Party”) prompt written notice whenever it believes in good faith that the Indemnified Party has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under Section 2.1 or Section 2.2, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses), in each case in reasonable detail. Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such written notice will be given no later than thirty (30) days following receipt by the Indemnified Party of written notice of such Third-Party Claim. Failure by any Indemnified Party to so notify the Indemnifying Party will not affect the rights of such Indemnified Party hereunder except and only to the extent that such failure has an actual and material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim.

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(b)               After receipt of a written notice pursuant to Section 2.3(a) with respect to any Third-Party Claim, the Indemnifying Party will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys to handle and defend such claim, at the Indemnifying Party’s cost, risk and expense, upon written notice to the Indemnified Party of such election. The Indemnifying Party will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnifying Party may settle a claim without the Indemnified Party’s consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnified Party, (B) includes a complete, unconditional written release of the Indemnified Party and its Affiliates from all Losses in connection with such Third-Party Claim, (C) does not seek any injunctive or other equitable relief (other than customary confidentiality obligations with respect to the terms of a settlement) against the Indemnified Party or any of its Affiliates (including any equitable remedies upon the Indemnified Party or any of its Affiliates), (D) would not lead to the creation of a financial obligation on the part of the Indemnified Party or any of its Affiliates and (E) does not adversely affect the conduct of the business of the Indemnified Party or any of its Affiliates. The Indemnifying Party and the Indemnified Party shall each use commercially reasonable efforts in good faith to cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including, upon the reasonable request of the defending party, providing copies of records within the non-defending party’s possession or control relating to such Third-Party Claim and making available, without expense (other than reimbursement of actual out-of-pocket expenses), representatives of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. The Indemnified Party may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by Indemnifying Party and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If the Indemnified Party has been advised by its counsel that there may be one or more legal defenses available to the Indemnified Party that conflict with those available to, or that are not available to, the Indemnifying Party (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third-Party Claim, the Indemnified Party will have the right, at the expense of the Indemnifying Party, to engage separate counsel reasonably acceptable to the Indemnifying Party to handle and defend such Third-Party Claim; provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnified Party will instead have the right, at the expense of the Indemnifying Party, to engage separate counsel reasonably acceptable to the Indemnifying Party to handle and defend the Separable Claims, and the Indemnifying Party will not have the right to control the defense or investigation of such Separable Claims (and, in which case, the Indemnifying Party will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

(c)               If, after receipt of a written notice pursuant to Section 2.3(a) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnifying Party does not undertake to defend the Indemnified Party against such Third-Party Claim, whether by not giving the Indemnified Party timely notice of its election to so defend or otherwise, the Indemnified Party may, but will have no obligation to, assume its own defense, at the expense of

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the Indemnifying Party (including reasonable and documented attorneys’ fees and costs), it being understood that the Indemnified Party’s right to indemnification for such Third-Party Claim shall not be adversely affected by its assuming the defense of such Third-Party Claim. The Indemnifying Party will be bound by the result obtained with respect thereto by the Indemnified Party; provided, that the Indemnified Party may not settle any lawsuit or Action with respect to which the Indemnified Party is entitled to indemnification hereunder without the written consent of the Indemnifying Party, which written consent will not be unreasonably withheld, conditioned or delayed; provided, further, that such written consent shall not be required if (i) the Indemnifying Party does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 2.3(b) or (ii) the Indemnifying Party does not have the right to control the defense of any Separable Claims pursuant to Section 2.3(b) (in which case such settlement may only apply to such Separable Claims), the Indemnified Party provides reasonable notice to the Indemnifying Party of the settlement, and such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnifying Party, (B) includes a complete, unconditional written release of the Indemnifying Party and its Affiliates from all Losses in connection with the settled portion of such Third-Party Claim, (C) does not impose any injunctive or other equitable relief (other than customary confidentiality obligations with respect to the terms of a settlement) against the Indemnifying Party or any of its Affiliates (including any equitable remedies upon the Indemnifying Party or any of its Affiliates), (D) would not lead to the creation of a financial obligation on the part of the Indemnifying Party or any of its Affiliates and (E) does not adversely affect the conduct of the business of the Indemnifying Party or any of its Affiliates.

2.4            In no event (i) will an Indemnifying Party be liable to any Indemnified Party for any consequential, indirect, speculative, incidental, special or punitive damages; provided, that the foregoing limitations shall not limit the Indemnifying Party ’s indemnification obligations to the extent such Losses are awarded by a court of competent jurisdiction in connection with a Third-Party Claim or are reasonably foreseeable or (ii) will an Indemnified Party be able to recover more than once in respect of the same Loss.

2.5            An Indemnified Party shall use and cause its Subsidiaries to use commercially reasonable efforts to mitigate any Loss for which any of them could be entitled to indemnification under Section 2.1 or Section 2.2 upon becoming aware of any event which would reasonably be expected to, or does actually, give rise thereto.

2.6            The Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

2.7            Rocket shall be entitled, at any time, by giving RHI 2 written notice to this effect, to set off any amount due and payable by RHI 2 to Rocket pursuant to the TRA or any other agreements by and between Rocket and RHI 2, against, in order of maturity, any and all payments at any time and from time to time due by Rocket to RHI 2, as applicable, pursuant to this Agreement.

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2.8            The remedies provided in this Article II shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against an Indemnifying Party, subject to Section 2.4.

2.9            The remedies provided in this Article II shall be the sole and exclusive remedies for any claims that any party may at any time suffer or incur or become subject to as a result of or in connection with the Transaction Agreement (including liabilities or losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability or otherwise), other than claims arising out of or relating to fraud. Each party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 2.9.

2.10        In the event of any action (including arbitration) to enforce or interpret this Agreement, the non-prevailing party shall indemnify the prevailing party against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of his, her or its rights under this Article II. To the extent that Article II or Article III of this Agreement are inconsistent on matters relating to Taxes, Article III shall govern.

2.11        RHI II agrees to comply with the provisions set forth on Schedule II hereto.

ARTICLE III

TAX MATTERS

3.1            Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), the parties shall treat any and all payments under this Agreement as an adjustment to the Merger Consideration for U.S. Tax purposes and, to the extent permitted by applicable Law, non-U.S. Tax purposes.

3.2            Tax Returns. RHI 2 shall prepare and file, or cause to be prepared and filed, all Tax Returns of RHI and its Subsidiaries for any Pre-Closing Period (“RHI-Prepared Tax Returns”) other than any Tax Returns for a Straddle Period. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by Law. Rocket will timely prepare or cause to be prepared and will timely file or cause to be filed all Tax Returns for RHI and its Subsidiaries for a Straddle Period (“Rocket-Prepared Tax Returns”). Such Rocket-Prepared Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by Law. In each case, the party required to prepare and file a Tax Return pursuant to this Section 3.2 (the “Preparing Party”) shall deliver or cause to be delivered to the party other than the party that is required to prepare and file any such Tax Return pursuant to this Section 3.2 (the “Reviewing Party”) any Tax Return at least fifteen (15) Business Days prior to the due date for any such Tax Return so that the Reviewing Party may have an opportunity to review such Tax Return, and the Preparing Party shall consider in good faith any comments received from the Reviewing Party. RHI 2 shall pay to Rocket any Taxes for which RHI 2 is responsible pursuant to this Agreement or the Transaction Agreement that are shown as due on an RHI-Prepared Tax Return or a Rocket-Prepared Tax Return at least two (2) Business Days before such amounts are due to the relevant Taxing Authorities.

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3.3            Tax Contests. Rocket and RHI 2 shall notify each other in writing and provide any written correspondence received from the relevant Taxing Authority with respect thereto reasonably promptly after receipt of notice of any pending or threatened administrative or judicial proceeding with respect to (i) any Pass-Through Tax Return or (ii) any Tax Return to the extent that the positions taken on such Tax Return reasonably relate to Taxes for which RHI 2 is responsible pursuant to this Agreement or the Transaction Agreement (a “Tax Contest”). RHI 2 may choose to control the defense of any such Tax Contest that relates solely to a Pre-Closing Period at the sole expense of RHI 2 and Rocket shall have the right to participate in any such Tax Contest at its own expense. Rocket shall control the defense of any such Tax Contest that relates to a Straddle Period at the sole expense of Rocket and RHI 2 shall have the right to participate in any such Tax Contest at its own expense. The party that controls such Tax Contest pursuant to this Section 3.3 shall keep the other party informed as to the status of such Tax Contest and shall not settle, compromise and/or concede such Tax Contest without the consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned.

3.4            Straddle Periods. The parties shall utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, value-added Taxes, employment Taxes, withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined using a “closing of the books methodology” as if the Tax year or period ended on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of calendar days in each period.

3.5            Cooperation on Tax Matters. The parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to RHI and other members of the RHI Group as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Tax Contest. Any Tax information obtained under this Section 3.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit, examination or other Tax proceeding. Rocket and RHI 2 agree that the sharing of information and cooperation contemplated by this Section 3.5 shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. Rocket and RHI 2 agree to retain all books and records with respect to Tax matters pertinent to RHI relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Rocket and RHI 2, any extensions thereof) of the respective taxable periods.

3.6            Pre-Closing Periods. From and after the Closing Date, without the consent of RHI 2 (which shall not be unreasonably withheld, conditioned, or delayed), Rocket shall not, and shall not permit any of its Affiliates (including RHI) to, take any of the following actions with respect

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to Tax matters of the RHI Group from a Pre-Closing Period that would reasonably be expected to result in adverse Tax consequences to RHI 2 or its members: (A) make any material Tax election, (B) amend any income or other material Tax Return or (C) initiate any voluntary disclosure, in each case except as required by a “determination” within the meaning of Section 1313(a) of the Code or required by applicable Law. Rocket shall not, and shall not permit any of its Affiliates (including RHI) to take any action outside the ordinary course of business on the Closing Date after the Closing, except to the extent contemplated by this Agreement. Rocket shall not make, and shall cause its Affiliates (including RHI) not to make any entity classification election for RHI pursuant to Treasury Regulations Section 301.7701-3), which election would be effective on or prior to the Closing Date.

3.7            Push-Out Election. If Holdings makes a “push out” election under Section 6226 of the Code (or any similar provision of state and local Tax Law) with respect to any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability relating to partnership income of Holdings for a Pre-Closing Period, Rocket may cause (and RHI 2 shall cooperate, if requested by Rocket to cause) RHI (or its successor) to push out any asserted Tax Liability to RHI’s former shareholders including by furnishing pass-through statements to RHI’s former shareholders pursuant to Section 6226(b)(4)(A)(ii)(I) of the Code and otherwise comply with Section 6226(b)(4)(A) of the Code, including, for the avoidance of doubt, by filing a partnership adjustment tracking report pursuant to Section 6226(b)(4)(A)(i) of the Code.

3.8            Tax Refunds. RHI 2 shall be entitled to any refunds (including interest received thereon) but net of reasonable costs or expenses, including Taxes, incurred or reasonably expected to be incurred by Rocket, any of its Affiliates or any of their respective beneficial owners (including, after the Closing, RHI) in obtaining, or as a result of receiving, such refund) attributable to RHI in respect of any Pre-Closing Period received by Rocket or any of its Affiliates (including RHI) after Closing. Rocket shall cause such refund to be paid to RHI 2 promptly after it is received.

ARTICLE IV

MISCELLANEOUS

4.1            No Third-Party Rights. Except for the indemnification rights of the Indemnified Parties pursuant to Article II hereof, nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

4.2            Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party hereto to the other parties hereto shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) by an internationally recognized overnight courier service upon the party for whom it is intended, or (c) sent by email, provided that the transmission of the email is promptly confirmed:

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if to any Rocket Entity:	c/o Rocket Companies, Inc.
1050 Woodward Avenue
Detroit, MI 48226
	Attention:	Brian Brown
Tina John
	Email:	[***]

with a copy to (such copy not to constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Sixth Avenue
New York, NY 10019
	Attention:	Scott A. Barshay
Laura C. Turano
Andrew D. Krause
	Email:	sbarshay@paulweiss.com
lturano@paulweiss.com
akrause@paulweiss.com

if to RHI 2:	Matthew Rizik
1074 Woodward Ave.
Detroit, MI 48226
	Email:	[***]

with a copy to (such copy not to constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
	Attention:	C. Andrew Gerlach
Mario Schollmeyer
	Email:	gerlacha@sullcrom.com
schollmeyerm@sullcrom.com

Any party hereto may change its address for the purpose of this Section 4.2 by giving the other parties hereto written notice of its new address in the manner set forth above. Any notice, request, instruction or other communication or document given as provided above shall be deemed given to the receiving party (i) upon actual receipt, if delivered personally, (ii) on the first Business Day after deposit with an overnight courier, if sent by an overnight courier or (iii) upon confirmation of successful transmission if sent by email. Copies to outside counsel are for convenience only.

4.3            Entire Agreement. This Agreement, together with the Transaction Agreement, including the respective exhibits and schedules to each of the foregoing, embodies the entire understanding among the parties relating to the subject matter hereof and thereof and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility or liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and

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memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement.

4.4            Binding Effect; Assignment.

(a)               This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except by operation of Law and as expressly contemplated by this Section 4.4, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that Rocket and RHI 2 may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve Rocket or RHI 2, as the assignor, of its respective obligations hereunder.

(b)               In the event of (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving RHI 2 or Rocket which would result in any Person or “group” (as defined in Rule 13d-3 of the Exchange Act for all purposes hereunder) owning fifty percent (50%) or more of the aggregate outstanding equity interests of RHI 2 or Rocket, as the case may be, (ii) any direct or indirect acquisition or purchase by any Person or group, in a single transaction or a series of related transactions, of assets or properties that constitute fifty (50%) percent or more of the fair market value of the assets and properties of RHI 2 or Rocket, as the case may be, (iii) any direct or indirect acquisition or purchase by a Person or group, in a single transaction or series of related transactions, of fifty percent (50%) or more of the aggregate outstanding voting power with respect to RHI 2 or Rocket, as the case may be, or (iv) any combination of the foregoing or other transaction having a similar effect to those described in clauses (i) through (iii), in each case, (A) following the Closing and (B) excluding (1) the Transactions and (2) a Company Related Party Merger, RHI 2 or Rocket, as the case may be (the “Affected Party”) shall cause the Person acquiring the equity interests, assets or voting power of the Affected Party as a result any event described in clause (i), (ii), (iii) or (iv), as applicable (the “Acquiring Person”, which term, in the event the Person acquiring the Affected Party is a Subsidiary of another Person, will mean the parent company of such acquiring Person), to become, in connection with the completion of such event, a joint and several obligor with such Affected Party with respect to the rights, interest, duties, liabilities and obligations of the Affected Party hereunder, and such Acquiring Person shall thereafter be deemed a party to this Agreement (whether or not such Acquiring Person executes a counterpart of this Agreement or enters into a joinder agreement or similar instrument with respect hereto). For the avoidance of doubt, this Agreement shall continue to be binding upon the Affected Party notwithstanding any change in ownership of the Affected Party.

4.5            Governing Law; Jurisdiction. The laws of the State of Michigan shall govern this Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of or relating to this Agreement. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, brought by another party hereto or its successors or assigns shall be brought and determined exclusively in state and federal courts sitting in Wayne

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County, Michigan, and any appellate courts therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the courts set forth in this paragraph and agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 4.2; provided that nothing herein shall affect the right of any party to serve legal process in any other matter permitted by Law.

4.6            Specific Performance. Each party hereby acknowledges that the benefits to the other party of the performance by such party of its obligations under this Agreement are unique and that the other party is willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations. Accordingly, each party hereby agrees that each other party will have the right to enforce the specific performance of such party’s obligations hereunder and irrevocably waives any requirement for securing or posting of any bond or other undertaking in connection with the obtaining by the other party of any injunctive or other equitable relief to enforce their rights hereunder.

4.7            Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

4.8            Amendments; Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. Any consent provided

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under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

4.9            No Strict Construction; Interpretation.

(a)               Rocket and RHI 2 each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

(b)               When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns and references to a party means a party to this Agreement.

4.10        Conflicts with Transaction Agreement. In the event of a conflict between this Agreement and the Transaction Agreement, the provisions of the Transaction Agreement shall prevail.

4.11        Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by electronic mail or facsimile transmission of a signed copy thereof.

4.12        Further Assurances. At any time after the Closing, each party hereto covenants and agrees to make, execute, acknowledge and deliver such instruments, agreements, consents, assurances and other documents, and to take all such other commercially reasonable actions, as any other party may reasonably request and as may reasonably be required in order to carry out the purposes and intent of this Agreement and to implement the terms hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RHI II, LLC

By:	/s/ Matthew Rizik
	Name:	Matthew Rizik
	Title:	Chief Financial Officer

ROCKET COMPANIES, INC.

By:	/s/ Noah Edwards
	Name:	Noah Edwards
	Title:	Chief Accounting Officer

[Signature Page to Indemnity Agreement]